Exhibit 10.14

EMPLOYMENT AND

NON-SOLICITATION AND NON-DISCLOSURE AGREEMENT

This EMPLOYMENT AND NON-SOLICITATION AND NON-DISCLOSURE AGREEMENT (“Agreement”) is between AmeriCold Logistics, LLC (the “Company”), and Neal J. Rider (“Employee”).   Employee is employed as President and Chief Operating Officer (COO) by the Company and in consideration of the mutual promises made herein, the parties agree as follows:

1.                                       Term of Employment.  Except as provided in Paragraph 4, the Company shall employ Employee and Employee shall remain employed for the Company for the period commencing on the effective date hereof and ending on the 3rd anniversary of the effective date.  This Agreement will be automatically extended for successive one (1) year term(s) unless notice to terminate this Agreement is given by either party no later than ninety (90) days prior to the end of the Employment Period.  The effective date of this Agreement shall be November 1, 2005.

2.                                       Position and Duties.  Employee shall serve in the position above and in such other position(s) as the Board of Trustees of AmeriCold Realty Trust (the “Board”) and the Operating Committee of AmeriCold Realty Trust (the “OC”) shall specify and shall perform all duties of such position(s) on a full-time basis to the best of Employee’s ability.

3.                                       Compensation and Benefits.  The Company shall pay Employee the following compensation and provide the following benefits:

(i)                                     The Company will pay Employee an annual base salary (“Base Salary”) of $500,000 less all required and authorized deductions.  The Base Salary will be reviewed annually by the Company, which may in its discretion increase the Base Salary by an amount it deems appropriate;

(ii)                                  The Employee will be eligible for an incentive bonus to be determined by the Board as it deems appropriate in accordance with the following guidelines:

(a)                                  The bonus for 2005 shall be $420,000.

(b)                                 After 2005, if the Company’s EBITDA is below 90% of the budget approved by the Board (the “Approved Budget”) then no bonus will be due and payable.  If the Company’s EBITDA as set forth in the Approved Budget is at 115% or above the bonus will be 150% of the Base Salary.  Otherwise, bonus is calculated on a sliding scale per the attached schedule.

(iii)                               Employee will be eligible for all benefits generally provided by the Company to other employees in the Employee’s classification or in a similar position including but not limited to a 401(k) plan, a pension plan, an incentive compensation plan, a stock option or equity program as approved by the Board, a deferred compensation and welfare plans.  Also, the Employee shall be entitled to a car allowance not to exceed $800 per month.  The listing of these plans is for example only.  The Company shall have no obligation to implement or maintain any such plans.  The Company maintains the right to add plans, discontinue plans, or modify benefit plans at its sole discretion.

(iv)                              Employee shall be entitled to four (4) weeks paid vacation annually under conditions set forth in the Company’s vacation policy.

(v)                                 The Company agrees that the Employee may not sit on other boards or board committees of other companies without the approval of the Company.  The Company also agrees that the Employee may continue to sit on those boards and/or committees that the Employee sits on as of the date of the Agreement (with the same level of responsibility and commitment required as of such date) without the Board’s approval, a list of which follows.

(vi)                              A $75,000 signing bonus upon the full execution of this Agreement.

(vii)                           Employee shall receive assistance with respect to relocation to the Company’s offices in accordance with the approved Company relocation plan.

4.                                       Termination of Employment.  This Agreement will end prior to its expiration upon: (i) the Employee’s death; (ii) the physical or mental inability of Employee to perform Employee’s essential job functions; or (iii) a “Termination for Cause.”  A “Termination for Cause” includes but is not limited to termination of Employee due to: a material breach or violation of any of Employee’s covenants, duties, or obligations under this Agreement; a serious violation of a Company rule or policy about which Employee had notice; failure to correct unsatisfactory job performance within a reasonable period after Employee has been placed on notice of such deficiency; failure or refusal by Employee to obey the lawful directives or reasonable instructions of the Board and/or the OC; and engaging in conduct which causes or would tend to cause embarrassment to or reflect negatively upon the Company.  In the event Employee is terminated due to death, disability or cause, including a termination by the Employee for any reason, Employee shall only receive his earned salary to the date of termination of employment and benefits which are currently vested and/or accrued under the terms of the applicable plan or policy.  In the event Employee is terminated for any other reason, Employee shall receive Employee’s Base Salary and reimbursement of COBRA premiums health insurance for a period of 12 months, provided Employee executes and does not revoke a General Release in the form used by the Company at the time.  A termination for “any other reason” shall include but not be limited to a Change of Control of the Company or a Change of Circumstance.  At the Board’s option, salary due to Employee as a result of termination may be paid in a lump sum or by continuing Employee’s Base Salary.  Reimbursement of COBRA premiums will also cease when the COBRA eligibility period expires or Employee becomes eligible for medical benefit coverage under a plan or program of any other employer.

5.                                       Non-Solicitation and Confidentiality.

(a)                                  Agreement Not to Solicit Customers.  Employee will not, while in the Company’s employ and for a period of twenty-four (24) months after the termination of such employment for any reason whatsoever, either directly or indirectly, on his own behalf or in the service or on behalf of others, solicit any customer of the Company for the purpose of offering or providing services or products that compete with those offered or provided by the Company.

(b)                                 Agreement Not to Solicit Employees.  Employee will not, without the prior written consent of the Board, directly or indirectly, on Employee’s behalf or on behalf of others, solicit, entice, persuade or induce, or attempt to solicit, entice, persuade or induce any person who is actively employed to end their employment with the Company for a period of 24 months.

(c)                                  Proprietary Information.  All Proprietary Information, whether developed by Employee or disclosed to Employee, is confidential and remains the sole and exclusive property of the Company.  While Employee is in the Company’s employ and for a period ending three (3) years after the date Employee’s employment ends for any reason, Employee will not use, reproduce, distribute, disclose or otherwise disseminate the Proprietary Information, except to the extent necessary to perform the duties assigned to Employee by the Company.  Employee shall not take any action that would cause Proprietary Information to lose its character or cease to qualify as Proprietary Information.  This Paragraph shall not limit in any manner the protection of the Company’s trade secrets otherwise afforded by law.  Upon request by the Company, and in any event upon termination of Employee’s employment with the Company for any reason, Employee will promptly deliver to the Company all property belonging to the Company, including without limitation all Proprietary Information (and all physical embodiments thereof) then in Employee’s custody, control, or possession.

(d)                                 Definitions. For purposes of this Agreement, the following terms shall have the following meaning:

The “Business of the Company” shall mean the operation of refrigerated warehouse facilities, the refrigerated distribution business, the transportation business, the quarry business or the provision of related logistics and management services.

“Change of Circumstance” shall mean that Employee is without his approval and without cause reduced in rank and/or significantly reduced in salary (by more than twenty percent (20%)).

“Change of Control” shall mean that the Company after a merger, reorganization, asset purchase agreement, or any similar transaction is no longer owned at least fifty-one percent (51%) by the owners of the Company as of the date of this Agreement.

“Person” shall mean and include any individual, partnership, association, corporation, trust, unincorporated organization, or any other business entity or enterprise.

“Proprietary Information” means data and information relating to the business of the Company (whether constituting a trade secret or not) which is or has been disclosed to the Employee or of which the Employee became aware as a consequence of or through his relationship to the Company and which has value to the Company and is not generally known to its competitors.  Proprietary Information shall not include any data or information that has been voluntarily disclosed to the public by the Company (except where such public disclosure has been made by Employee without authorization) or that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means.  Proprietary Information also includes information, which has been disclosed to the Company by a third party, and which the Company is obligated to treat as confidential.  Proprietary Information may or may not be marked by the Company as “proprietary” or “secret” or with other words or markings of similar meaning and the failure of the Company to make such notations upon the physical embodiments of any Proprietary Information shall not affect the status of such information as Proprietary Information.

(e)                                  Injunctive Relief with Respect to Covenants.  Employee acknowledges and agrees that the covenants and obligations of Employee with respect to non-competition, non-solicitation, confidentiality and Company property related to special, unique and extraordinary matters and that a violation of any of the terms of such covenants and obligations will cause the Company irreparable injury for which adequate remedies are not available at law.  Therefore, Employee agrees that the Company shall be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond) as a court of competent jurisdiction may deem necessary or appropriate to restrain Employee from committing any violation of the covenants and obligations contained in this Paragraph.  These injunctive remedies are cumulative and are in addition to any other rights and remedies the Company may have at law or in equity.

6.                                       Miscellaneous.

(a)                                  Binding Effect.  This Agreement shall inure to the benefit of Employee’s heirs and legal representatives with respect to compensation payable to Employee in accordance with the terms of this Agreement and shall be binding upon Employee’s heirs and legal representatives with respect to the covenants contained in Paragraph 5.  This Agreement shall be binding on the Company and any person or entity, which succeeds to the interest of the Company.  Neither this Agreement nor any of the rights or obligations hereunder shall be assigned or delegated by Employee without the prior written consent of the Company.

(b)                                 Entire Agreement. This Agreement supersedes any and all prior agreements between the parties hereto and constitutes the entire agreement between the parties hereto with respect to the matters referred to herein and no other agreement, oral or otherwise, shall be binding between the parties unless it is in writing and signed by the parties.  This Agreement may not be altered, modified or amended except by a written instrument signed by the parties.

(c)                                  Severability and Reformation.  In the event that one or more of the provisions of this Agreement shall become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected.  In the event any subparagraph of Paragraph 5 is not enforceable, Employee and the Company agree that such paragraph shall be reformed to make such paragraph enforceable in a manner which provides the Company the maximum rights permitted at law.

(d)                                 Waiver.  Waiver by any party of any breach or default by the other party of any of the terms of this Agreement shall not operate as a waiver of any other breach or default, whether similar to or different from the breach or default waived.  No waiver of any provision of this Agreement shall be implied from any course of dealing between the parties or from any failure by either party hereto to assert its rights hereunder on any occasion or series of occasions.

(e)               Notices.  Any notice required or desired to be delivered under this Agreement shall be in writing and shall be delivered personally, by courier service, by registered mail, return receipt requested or electronically and shall be effective upon dispatch to the party to whom such notice shall be directed provided notice to the Company is properly addressed to the CEO and the EVP-Human Resources.  Notice to Employee at the last known address provided to the Company by Employee is adequate.

(f)                 Headings and Counterparts.  Headings to paragraphs in this Agreement are for the convenience of the parties only and are not intended to be part of or to affect the meaning or interpretation hereof.  This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

7.                                       Arbitration.  Employee agrees to arbitrate any dispute, claim, or controversy against the Company, its parents, subsidiaries and current and former officers, trustees, directors, or employees, arising out of or related to this Agreement, Employee’s employment or the cessation of employment.   The arbitration shall be conducted pursuant to the then-current rules of the American Arbitration Association for employment disputes.   The award by the arbitrator shall be final and binding.

Employee Initials:	Company Initials:

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and Employee has hereunto set his hand as of the day and year first above written.

COMPANY:	EMPLOYEE:

AmeriCold Logistics, LLC	/s/ Neal J. Rider
Neal J. Rider

By:	/s/ George A. Schnug
	George A. Schnug	Date:	2-2-2006
CEO

Date:	2-2-2006

WITNESS:

By:
AmeriCold Logistics, LLC
Operating Committee

Date:

AMENDMENT NO. 1 TO

 EMPLOYMENT AND NON-SOLICITATION

AND NON-DISCLOSURE AGREEMENT

This Amendment No. 1 to Employment and Non-Solicitation and Non-Disclosure Agreement (the “Amendment”) is made as of April 12, 2010 by and between AmeriCold Logistics, LLC (the “Company”) and Neal J. Rider (“Employee”).

WHEREAS, Employee is currently employed by the Company as Chief Operating Officer and President of International Business of the Company pursuant to the Employment and Non-Solicitation and Non-Disclosure Agreement entered into as of November 1, 2005 by the Company and Employee (the “Employment Agreement”);

WHEREAS, the Company wishes to continue to retain the services of Employee going forward and Employee is willing to make his services available to the Company, on the terms and subject to the conditions set forth herein;

WHEREAS, the Company is a subsidiary of Americold Realty Trust, a Maryland real estate investment trust;

WHEREAS, Americold Realty Trust has filed a registration statement on Form S-11 with the U.S. Securities and Exchange Commission in connection with the proposed public offering of its common shares; and

WHEREAS, the Company and Employee desire to amend the Employment Agreement to comply with Section 1.409A-1(c)(3)(v) of the Treasury Regulations and certain other requirements under Section 409A of the Internal Revenue Code of 1986, as amended;

THEREFORE, in consideration of the mutual promises made herein, the parties agree that the Employment Agreement shall be amended as follows:

1.             General.  The payments and benefits under the Employment Agreement are intended to comply with, or be exempt from, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations and other guidance promulgated thereunder (collectively, “Section 409A”), and the Employment Agreement shall be interpreted in accordance with such intent.  Each payment or installment under the Employment Agreement shall be considered a separate payment for purposes of Section 409A.

2.             Bonus.  For each fiscal year beginning with the 2010 fiscal year, any bonus to which Employee is entitled under the Employment Agreement shall be paid at the same time as short-term management incentives are payable to other similarly situated employees of the Company, but in any event no later than March 15 following the end of the fiscal year to which the bonus relates.

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3.             Termination.

a.             Any payments of Base Salary to which Employee may become entitled under Paragraph 4 of the Employment Agreement as a result of termination of employment (other than amounts earned and accrued as of the date of termination) will be paid in installments in accordance with the Company’s usual payroll schedule, subject to the provisions of this Section 3.  The parties agree and acknowledge that the Board and the Company shall have no discretion to accelerate such payments, except to the extent permitted under Section 409A.

b.             The parties agree and acknowledge that, in order to obtain and as a condition of receiving any payments to which Employee may otherwise be entitled under Paragraph 4 of the Employment Agreement as a result of termination of employment (other than amounts earned and accrued as of the date of termination), Employee must sign a General Release as provided in Paragraph 4 of the Employment Agreement; provided that such release must be signed, and the revocation period applicable to such release must lapse, within thirty (30) days following the date of such termination.  Any such payments and reimbursements that would otherwise be due and payable to the Employee during such thirty (30) day period shall be accumulated and paid on the thirtieth (30th) day following the date of termination (or, if such date is not a business day, on the first business day thereafter).

c.             Any payment or benefit otherwise payable under the Employment Agreement as a result of termination of Employee’s employment will not be paid or commence unless and until Employee has experienced a “separation from service” within the meaning of Treasury Regulations Section 1.409A-1(h) from the Company’s “controlled group” (unless such payment or benefit is exempted from Section 409A).  For this purpose, the Company’s “controlled group” means (A) the Company, (B) any corporation which is a member of a controlled group of corporations (as defined in Section 414(b) of the Code) which includes the Company and (C) any trade or business (whether or not incorporated) which is under common control (as defined in Section 414(c) of the Code) with the Company.

d.             If at the time of Employee’s separation from service, Employee is a “specified employee” as defined in Section 409A, as determined in good faith by the Company, then, solely to the extent required to comply with Section 409A, any payments or benefits payable under the Employment Agreement that would otherwise be due and payable within the six (6) month period following Employee’s separation from service shall be accumulated and paid on the first business day after the end of such six (6) month period or, if earlier, the date of Employee’s death, and the remaining payments and benefits shall be paid on the date otherwise provided in the Employment Agreement.

4.             Entire Agreement.  This Amendment and the Employment Agreement constitute the entire agreement between the parties hereto with respect to the matters referred to therein.  Except as provided in this Amendment, the provisions of the Employment Agreement shall remain in full force and effect.

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IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and Employee has hereunto set his hand as of the day and year first above written.

COMPANY:		EMPLOYEE:

AmeriCold Logistics, LLC

By:	/s/ Jozef Opdeweegh	/s/ Neal J. Rider
Name: Jozef Opdeweegh		Neal J. Rider
Title: Chief Executive Officer

Date:	April 12, 2010	Date:	April 12, 2010

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